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Exhibit (a)(5)

STOCK OPTION EXCHANGE PROGRAM

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ELECTION FORM LOGIN

Welcome to the Stock Option Exchange Program.

Please type in the username and password that was emailed to you. This will give you access to your personalized Election Form.

If you do not remember your username or password, please follow these steps:

1. Please check your email inbox one more time. The email was sent to you on April 25, 2001 by OEPannouncement@BroadVision.com.

2.   If you don't find the email, please contact OptionExchange@BroadVision.com.

3.   If you have any questions, please contact OptionExchange@BroadVision.com.

                  Username:

                  Password:

[links to Home, Webcast, Offer Document, Election Form, Q&A, Email & Question and Glossary sections of the website]